Exhibit 3.1
Form 8-A
Bio-Path Holdings, Inc.
File No. 333-105075

Filed August 19, 2008 with Division of Corporations, State of Utah

RESTATED ARTICLES OF INCORPORATION
OF
BIO-PATH HOLDINGS, INC.

The Articles of Incorporation of Bio-Path Holdings, Inc. (the “Corporation”) were filed on May 10, 2000. Subsequent to the date of such filing, several amendments to the Articles of Incorporation were filed.  The Corporation believes that it is in the best interests of the Corporation and its shareholders to restate in total the Corporation’s Articles of Incorporation, together with all previous amendments thereto. These Restated articles of Incorporation do not contain any further amendments to the Corporation’s Articles of Incorporation and accordingly no shareholder approval hereof is required.  Accordingly, these Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation through unanimous written consent in lieu of a meeting.  Pursuant to section 16-10a-1007 of the Utah Revised Business Corporation Act ("the Act"), the Corporation hereby restates its Articles of Incorporation, as heretofore amended and without any further amendment to be effectuated hereby, to-wit:

Article I
Name

The name of this corporation is Bio-Path Holdings, Inc.

Article II
Period of Duration

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

Article III
Purposes

The Corporation is organized for the purchase conducting any lawful business for which a corporation may be organized under the Utah Revised Business Corporation Act.

Article IV
Authorized Shares

This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares which this Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares, of which Two Hundred Million (200,000,000) shares are Common Stock, no par value, and Ten Million (10,000,000) shares are Preferred Stock, no par value.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors).  The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.  The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Corporation’s Articles of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series.  If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V
Non-Accessibility for Debts of Corporation

After the amount of the subscription price, the purchase price, or the par value of the stock of any class or series is paid into the Corporation, owners or holders of shares of any stock in the Corporation may never be assessed to pay the debts of the Corporation.

Article VI
No Cumulative Voting

Except as may otherwise be required by law, these articles of incorporation, or the provisions of the resolution or resolutions as may be adopted by the board of directors pursuant to Article IV of these articles of incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of Common Stock shall have one vote per share of Common Stock held.  Cumulative Voting on the election of directors or on any other matter submitted to the stockholders shall not be permitted.

ARTICLE VII
No Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series of any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any rights to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock, or securities convertible into or exchangeable for stock carrying any right to purchase stock may be issued and disposed of pursuant to an appropriate resolution of the board of directors to such persons, firms, corporations, or associations and on such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE VIII
Transactions with Officers and Directors

No contract or other transaction between the Corporation and any other person or business shall be affected by the fact that a director or officer of the Corporation has an interest in, or is a director or officer of, or employee of, such other person or business.  Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of the Corporation or any transaction in which the Corporation is a party or has an interest.  Each person who is not or who may become an  officer or director of the Corporation is hereby relieved from liability that he or she might otherwise incur in the event such officer or director contracts with the Corporation, individually or in behalf of another person or business, in which he or she may have an interest, provided;

(a)           Such officer or director acts in good faith, and

(b)           The contract or transaction is fair as to the Corporation at the time it is authorized or approved.

ARTICLE IX
Indemnification of Officers, Directors, and Others

The Corporation shall indemnify each director and officer of the Corporation and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he may be made a party by reason of the fact that he is or was a director or officer of the Corporation, to the full extent permitted by the laws of the State of Utah now existing or as such laws may hereafter be amended.  The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by  a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

The Corporation may indemnify each director, officer, employee, or agent of the Corporation and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which such person may be made a party by reason of such person being, or having been, a director, officer, employee, or agent of the Corporation, to the full extent permitted by the laws of the State of Utah now existing or as such laws may hereafter be amended.

ARTICLE X
Limitation on Directors Liability

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.

ARTICLE XI
No Limitations on Voting Rights

To the extent permissible under the applicable law of any jurisdiction to which the Corporation may become subject by reason of the conduct of business, the ownership of assets, the residence of shareholders, the location of offices or facilities, or any other item, the Corporation elects not to be governed by the provisions of any statute that (i) limits, restricts, modifies, suspends, terminates, or otherwise effects the rights of any shareholder to cast one vote for each share of Common Stock registered in the name of such shareholder on the books of the Corporation, without regard to whether such shares were acquired directly from the Corporation or from any other person and without regard to whether such shareholder has the power to exercise or direct the exercises of voting power over any specific fraction of the shares of Common Stock of the Corporation issued and outstanding or (ii) grants to any shareholder the right to have his or her stock redeemed or purchased by the Corporation or any other shareholder of the Corporation.

ARTICLE XII
Registered Agent

The principal office or the registered agent may be changed in the manner provided by law.

ARTICLE XIII
Amendments

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the State of Utah; and all rights conferred herein on stockholders are granted subject to this reservation.

ARTICLE XIV
Adoption and Amendment of Bylaw

The initial bylaws of the Corporation shall be adopted by the board of directors.  The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors.  The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with these articles of incorporation and the laws of the State of Utah now or hereafter existing.

ARTICLE XV
Governing Board

The governing board of the Corporation shall be known as the “board of directors.”  The board of directors must have at least one director, but not more than nine directors or as otherwise specified in its bylaws or directors’ resolutions.

Upon filing by the Division of Corporations and Commercial Code of the Utah Department of Commerce, these Restated Articles of Incorporation of Bio-Path Holdings, Inc. shall supersede the original Articles of Incorporation of the Corporation and all prior amendments to them.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer and President of Bio-Path Holdings, Inc. hereby makes and executes these Restated Articles of Incorporation pursuant to specific authorization and direction from the Board of Directors of said corporation to do so, on this 19th day of August, 2008:

/s/ Peter Nielsen
Peter H. Nielsen
Chief Executive Officer/Director